SUBLICENSE AGREEMENT

            This Sublicense Agreement (the "Sublicense Agreement"), dated as of October 1, 2015, is made by and among First Trust Dorsey Wright Tactical Core Portfolio (the "Sublicensee") and First Trust Advisors L.P. ("First Trust" or "Sublicensor").

                             W I T N E S S E T H :

            WHEREAS, pursuant to that certain License Agreement, dated as of July 16, 2015, by and between Licensor and First Trust ("License Agreement"), Dorsey Wright & Associates, LLC ("Licensor") has granted First Trust a license to use an Index and certain copyright, trademark and proprietary rights and trade secrets of Licensor (as further described in the License Agreement, the "Intellectual Property") in connection with the issuance, sale, marketing and/or promotion of certain financial products (as further defined in the License Agreement, the "Products");

            WHEREAS, Sublicensee wishes to issue, sell, market and/or promote the Products and to use and refer to the Intellectual Property in connection therewith; and

            WHEREAS, all capitalized terms used herein shall have the meanings assigned to them in the License Agreement unless otherwise defined herein.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

            1. License. Sublicensor hereby grants to Sublicensee a non-exclusive and non-transferable sublicense to use the Intellectual Property in connection with the issuance, distribution, marketing and/or promotion of the Products (as modified by Appendix A hereto, if applicable).

            2. The Sublicensee acknowledges that it has received and read a copy of the License Agreement (excluding the Schedule setting forth the license fees) and agrees to be bound by all the provisions thereof, including, without limitation, those provisions imposing any obligations on First Trust.

            3. Sublicensee agrees that its obligations under the License Agreement pursuant to Section 2 of this Sublicense Agreement are as principal and shall be unaffected by any defense or claim that First Trust may have against Licensor.

            4. This Agreement, and the Parties' rights and obligations thereunder, shall for all purposes be solely and exclusively governed by, and construed, interpreted and enforced in accordance with the laws of the State of New York (excluding its principles of conflict or choice of laws). The Parties hereby agree that the courts located in the State of New York, shall constitute the sole and exclusive forum for the resolution of any and all disputes arising out of and hereby consent to the jurisdiction of such courts, provided; however, that nothing in this Agreement will be construed in any manner inconsistent with the Advisers Act or any rule or order of the Securities and Exchange Commission under the Advisers Act.


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            5. Sublicensee agrees to reimburse Sublicensor for amounts paid by
Sublicensor to Licensor for License Fees.

            IN WITNESS WHEREOF, the parties hereto have executed this Sublicense Agreement as of the date first set forth above.


                                             FIRST TRUST DORSEY WRIGHT TACTICAL
                                             CORE PORTFOLIO

                                                    -------------------------
                                             By:
                                                    -------------------------
                                             Title:
                                                    -------------------------


                                             FIRST TRUST ADVISORS L.P.

                                                     /s/ Mark R. Bradley
                                                    -------------------------
                                             By:     Mark R. Bradley
                                             Title:  Chief Operating Officer